Exhibit 99.1

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ir@oxigene.com

650-635-7000

OXiGENE Receives Notice Related to Nasdaq Minimum Closing Bid Price Rule

SOUTH SAN FRANCISCO, Calif., June 27, 2012 — OXiGENE, Inc. (Nasdaq:OXGN), a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer, announced it has received a notice from the Listing Qualifications Department of the NASDAQ Stock Market indicating that, for the last 30 consecutive business days, the bid price for the Company’s common stock had closed below the minimum $1.00 per share required for continued inclusion on The NASDAQ Capital Market under NASDAQ Listing Rule 5550(a)(2). The notification letter states that pursuant to NASDAQ Listing Rule 5810(c)(3)(A) the Company will be afforded 180 calendar days, or until December 24, 2012 to regain compliance with the minimum closing bid price requirement. In order to regain compliance, shares of the Company’s common stock must maintain a minimum closing bid price of at least $1.00 per share for a minimum of ten consecutive business days. If the Company does not regain compliance by December 24, 2012, NASDAQ will provide written notification to the Company that the Company’s common stock will be delisted. At that time, the Company may appeal NASDAQ’s delisting determination to a NASDAQ Listing Qualifications Panel. If the Company satisfies all of the requirements for listing on The NASDAQ Capital Market set forth in NASDAQ Listing Rule 5505, other than the minimum bid price requirement, the Company may be eligible for an additional 180 day grace period. The notification letter has no effect at this time on the listing of the Company’s common stock on The NASDAQ Capital Market.

OXiGENE intends to actively monitor the bid price for its common stock during the 180-day compliance period. During this period, OXiGENE intends to continue to pursue and execute on strategies that are designed to enhance the value of its assets, in particular, its plans to advance its lead product candidate ZYBRESTAT® to a pivotal Phase 3 program in anaplastic thyroid cancer (ATC). The Company believes that focusing on advancing its ATC program toward registration, while leveraging the market incentives for orphan indications, represents the most promising near-term opportunity for value creation.

The Company is also maintaining a secondary focus on ongoing programs, such as its Phase 2 program in advanced ovarian cancer in collaboration with the Gynecologic Oncology Group, and its OXi4503 program in acute myelogenous leukemia (AML), which could also represent meaningful longer-term opportunities. Most recently, OXiGENE in-licensed rights to a promising program in neuroendocrine tumors, an orphan cancer indication that represents a large and growing market opportunity, with the goal of advancing ZYBRESTAT to a Phase 2 program in the near term. The Company is also taking steps to shore up its cash position and fund its clinical programs through key inflection points. OXiGENE’s concentration on small, niche, orphan indications is consistent with its strategy of focusing on programs that may represent meaningful clinical breakthroughs for patients, significant commercial opportunities for the Company and value creating events for its investors.

About OXiGENE

OXiGENE is a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer. The Company’s major focus is developing vascular disrupting agents (VDAs) that selectively disrupt abnormal blood vessels associated with solid tumor progression. OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and life-enhancing medicines to patients.

Safe Harbor Statement

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release, which include the timing of advancement, outcomes, and regulatory guidance relative to our clinical programs and achievement of our business and financing objectives may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, the inherent risks of drug development and regulatory review and the availability of additional financing to continue development of our programs. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE’s reports to the Securities and Exchange Commission, including OXiGENE’s reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

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